[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.12

AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of August 1, 2006 (the “Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063, USA, (“Codexis”), Codexis Laboratories India Private Limited, a corporation organized and existing under the laws of India and having a place of business at G-01, Prestige Loka, 7/1 Brunton Road, Bangalore – 560 025, India (“Codexis India”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India, having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India, (“Arch”). Codexis, Codexis India and Arch each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Codexis and Arch entered into a certain Enzyme License and Supply Agreement, effective as of August 1, 2006, (“Enzyme Agreement”) relating to the license of Codexis intellectual property covering Codexis Enzyme for an enzymatically catalyzed manufacturing process for [*], also known as TBIN and the supply of such Codexis Enzyme to Arch; and

WHEREAS, Arch and Codexis India entered into a certain Supply Agreement, effective as of August 1, 2006, (“Supply Agreement”) relating to the supply of TBIN manufactured by Arch to Codexis India; and

WHEREAS, the Parties desire that in the event that if either the Enzyme Agreement or the Supply Agreement is terminated, the other such agreement is terminated in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Codexis, Codexis India and Arch agree as follows:

1.	AGREEMENT

1.1 Termination of Enzyme Agreement. Subject to the terms and conditions of this Agreement, Codexis, Codexis India and Arch agree that, in the event that the Enzyme Agreement expires or is terminated, the Supply Agreement will terminate, effective immediately and without a requirement of written notice, such termination to be (a) effective as of the effective date of expiration or termination, as applicable, of the Enzyme Agreement, and (b) subject to any and all articles and sections of the Supply Agreement identified therein as surviving termination.

1.2 Termination of Supply Agreement. Subject to the terms and conditions of this Agreement, Codexis, Codexis India and Arch agree that, in the event that the Supply Agreement expires or is terminated, the Enzyme Agreement will terminate, effective immediately and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

without a requirement of written notice, such termination to be (a) effective as of the effective date of expiration or termination, as applicable, of the Enzyme Agreement, and (b) subject to any and all articles and sections of the Enzyme Agreement identified therein as surviving termination.

2.	DISPUTE RESOLUTION

2.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 2 shall be the exclusive mechanism for resolving any disputes, controversies, or claims (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

2.2 Arbitration.

2.2.1 Any and all unresolved Disputes shall be exclusively and finally resolved by binding arbitration.

2.2.2 Any arbitration concerning a Dispute shall be conducted in New York, New York, United States of America, unless otherwise agreed to by the Parties in writing. Each and any arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”), as such Rules may be amended from time to time.

2.2.3 Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

2.2.4 The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. The Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s). Accordingly, there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party. Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

2.3 Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed confidential information of each of the Parties.

3.	MISCELLANEOUS

3.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of another Party (a) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

3.2 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF ANOTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

3.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

3.4 Independent Contractors. The relationship of Codexis, Codexis India and Arch established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between Codexis, Codexis India and Arch. No Party shall have any right, power, or authority to bind the other or assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of any other Party.

3.5 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a Third Party without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Codexis shall have the right to transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, or other business reorganization in a manner such that Codexis will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. Any assignment not in conformance with this Section 3.5 shall be null, void, and of no legal effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Codexis:	Codexis, Inc.
200 Penobscot Drive
Redwood City, California 94063
USA
Attn: [*]

Facsimile: [*]

If to Codexis India:	Codexis Laboratories India Private Limited
G-01, Prestige Loka
7/1 Brunton Road
Bangalore – 560 025
India
Attn: [*]

Facsimile: [*]

If to Arch:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: [*]
Facsimile: [*]

3.7 Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Codexis, Codexis India or Arch. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provision would materially change the economic benefit of this Agreement to either Codexis, Codexis India or Arch, Codexis, Codexis India and Arch shall modify such provision in accordance with Section 3.7 to obtain a legal, valid, and enforceable provision and provide an economic benefit to Codexis, Codexis India and Arch that most nearly effects Codexis’, Codexis India’s and Arch’s intent on entering into this Agreement.

3.8 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each of the Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

3.9 Entire Agreement. The Parties hereto acknowledge that this Agreement, including the exhibits attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement, or explain any term(s) used in this Agreement.

3.10 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

3.11 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections, and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Arch and Codexis have executed this Agreement by their respective duly authorized representatives as of the date first set forth above.

CODEXIS, INC.
(“Codexis”)

By:	/s/ Robert S. Breuil
Name:	Robert S. Breuil
Title:	CFO

CODEXIS LABORATORIES INDIA PRIVATE LIMITED
(“Codexis India”)

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	President

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	CMD

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.